Exhibit 5.1

600 Travis, Suite 4200
Houston, Texas 77002
713.220.4200 Phone
713.220.4285 Fax
andrewskurth.com

January 13, 2011

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

Ladies and Gentlemen:

We have acted as special counsel to Primus Telecommunications Group, Incorporated, a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-4 (Registration No. 333-171293), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of up to an aggregate of 3,543,043 shares (the “Company Shares”) of common stock of the Company, par value $0.001 per share, to be issued by the Company in the merger pursuant to the Agreement and Plan of Merger, dated November 10, 2010, as amended by Amendment No. 1 thereto dated December 14, 2010 (the “Merger Agreement”), by and among the Company, PTG Investments, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Arbinet Corporation, a Delaware corporation.

As the basis for the opinion hereinafter expressed, we have examined (i) statutes, including the Delaware General Corporation Law (the “DGCL”), (ii) the Second Amended and Restated Certificate of Incorporation of the Company, dated July 1, 2009, (iii) the Amended and Restated By-laws of the Company, as adopted on November 9, 2010, (iv) the Registration Statement, including the prospectus set forth therein, and (v) such regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion.

In making our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the issuance of the Company Shares has been duly authorized and, when issued and delivered by the Company in the merger pursuant to the Merger Agreement, the Company Shares will be validly issued, fully paid and non-assessable.

Austin         Beijing         Dallas         Houston         London         New York         The Woodlands         Washington, DC

Primus Telecommunications Group, Incorporated

January 13, 2011

We express no opinion other than as to the federal laws of the United States of America and the DGCL (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Andrews Kurth LLP